Exhibit 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

Baltic Trading Limited Takes Delivery of Supramax Vessel

Baltic Panther to Commence Spot Market-Related Time Charter;
Company Announces Plan to Sign Spot Market-Related Time Charter for Additional Supramax Vessel

NEW YORK, April 29, 2010 – Baltic Trading Limited (NYSE: BALT), a drybulk company focused on the spot market, announced today that it has taken delivery of the Baltic Panther, a 2009-built Supramax vessel. The Baltic Panther is the second vessel to be delivered to the Company under agreements signed in February 2010 to acquire four 2009-built Supramax drybulk vessels from an unaffiliated third party as well as two Capesize newbuildings from another unaffiliated third party.

The Baltic Panther is expected to be delivered to its charterer, Oldendorff GMBH and Co. KG., on or about May 1, 2010 to commence a spot market-related time charter for 11 to 13.5 months. The rate for the spot market-related time charter will be based on 95% of the average of the daily rates of the Baltic Supramax Index (BSI), an index published by The Baltic Exchange reflecting the average freight rate for six major Supramax time charter routes, as reflected in daily published reports. Hire will be paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading will not be responsible for voyage expenses, including fuel.

The Company also announced it has reached an agreement to enter into a spot market-related time charter for the Baltic Jaguar, a 2009-built Supramax vessel, with Clipper Bulk Shipping N.V., Curacao, for 11 to 13.5 months. The rate for the spot market-related time charter will be based on 95% of the average of the daily rates of the BSI. Hire will be paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading will not be responsible for voyage expenses, including fuel.

The spot market-related time charter for the Baltic Jaguar will commence upon delivery of the vessel, which is expected during the first half of May 2010, and is subject to the completion of definitive documentation.

The following table reflects the current employment of Baltic Trading’s current fleet as well as the employment or other status of vessels expected to join Baltic Trading’s fleet:

Vessel	Year Built	Charterer	Charter Expiration(1)	Employment Structure	Expected Delivery (2)

Capesize Vessels
Baltic Bear	2010(3)	Cargill International S.A.	11 to 13.5 months from delivery	BCI linked (4)	1H May 2010
Baltic Wolf	2010(3)	Cargill International S.A.	11 to 13.5 months from delivery	BCI linked (4)	2H October 2010
Supramax Vessels
Baltic Leopard	2009	Oldendorff GMBH and Co. KG. Lubeck	March 2011	BSI linked (5)	Delivered
Baltic Panther	2009	Oldendorff GMBH and Co. KG. Lubeck	March 2011	BSI linked (5)	Delivered
Baltic Jaguar	2009	Clipper Bulk Shipping N.V., Curacao	11 to 13.5 months from delivery	BSI linked (5)	1H May 2010
Baltic Cougar	2009	AMN Bulkcarriers Ltd.	May 2010	19,750 (6)	1H May 2010

(1)
The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2)	Dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(3)	Year built for vessels being delivered in the future is an estimate based on guidance received from the sellers and the relevant shipyard.
(4)
Under the terms of the agreements, the rate for the spot market-related time charter will be based on the average of the daily rates of the Baltic Capesize Index (BCI), as reflected in daily reports. Hire will be paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.  Baltic Trading will not be responsible for voyage expenses, including fuel.

(5)
The rate for the spot market-related time charter will be based on 95% of the average of the daily rates of the Baltic Supramax Index (BSI), as reflected in daily reports. Hire will be paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading will not be responsible for voyage expenses, including fuel. Specifically for the Baltic Jaguar, the charterer will be able to deduct $5,000 from the average daily rates of the BSI for the first 50 days of charter if the vessel is delivered to the charterer in Singapore-Japan range. This deduction, if any, will be recognized in revenue on a straight-line basis over the minimum duration of the contract.

(6)
The Baltic Cougar is currently employed under a short term time charter for approximately 2.5 to 5.5 months at $19,750 per day less a 5% commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. We will be taking delivery of the vessel with the charter attached and expect the earliest expiration of the charter to be during May 2010 and the latest to be during August 2010.

About Baltic Trading Limited
Baltic Trading, a Marshall Islands company recently formed by Genco Shipping & Trading Limited, is a shipping company focused on the drybulk industry spot market. Baltic Trading plans to use the proceeds of its initial public offering, together with a $75 million capital contribution received from Genco, to acquire its initial fleet of two Capesize newbuildings and four 2009-built Supramaxes as well as for working capital and general corporate purposes, which may include future vessel purchases. Baltic Trading currently owns two Supramax vessels and expects to take delivery of the remaining four vessels in its initial fleet between May 2010 and October 2010.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations. Included among the important factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: (i) the ability of Baltic Trading to complete its acquisition of its initial fleet of vessels; (ii) the completion of definitive documentation with respect to  charters; and other factors listed from time to time under “Risk Factors” and other sections of our public filings with the SEC including, without limitation, Baltic Trading’s registration statement on Form S-1.

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